Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 dated January 28, 2014, of our report dated January 28, 2014, on the financial statements of Adrenaline Ventures, Inc. relating to the financial statements for the period from October 9, 2012 (inception) to September 30, 2013 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern). We also consent to the reference to our Firm under the caption “Experts” in this Prospectus.

Kelly & Company

Costa Mesa, California

January 28, 2014